Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements, of Sunrise Senior Living Inc. of our report dated July 30, 2008, with respect to the consolidated financial statements of PS UK Investment (Jersey) Limited Partnership included in this Form 10-K/A.

Registration
Statement
Number	Form	Description
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan
333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan
333-160796	Form S-8	2008 Omnibus Incentive Plan
/s/ Ernst & Young LLP
London, England
March 26, 2010